Exhibit 2.1

DESCRIPTION OF CERAGON NETWORKS LTD.
SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

At December 31, 2022, Ceragon Networks Ltd. (“Ceragon,” “we” or the “Company”) had one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended: ordinary shares, par value NIS 0.01 each. Under our Articles of Association, 120,000,000 of our ordinary shares are authorized, of which 84,353,379 of such ordinary shares were issued and outstanding as of December 31, 2022. The ordinary shares are registered for trading on the NASDAQ Global Select Market under the trading symbol CRNT.

Capitalized terms used but not defined herein shall have the meanings given to them in the annual report on Form 20-F.

This Exhibit sets forth a description of our ordinary shares and certain provisions of our Articles of Association which are summaries and are qualified in their entirety by reference to the full text of our Articles of Association, which was previously filed as Exhibit 1.2 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2016 (referred to hereafter as our “Articles of Association”).

Objects and purposes.

Our registration number with the Israeli Registrar of Companies is 51-235244-4. Our purpose as set forth in article 1 to our Articles of Association is to engage, directly or indirectly, in any lawful undertaking or business whatsoever.

Meetings of Shareholders, Quorum and Voting Rights.

According to the Companies Law and our Articles of Association, an annual general meeting of our shareholders shall be held once every calendar year, provided it is within a period of not more than fifteen (15) months after the preceding annual general meeting. Our Board of Directors may, whenever it deems fit, convene a special general meeting at such time and place as may be determined by the board, and, pursuant to the Companies Law, must convene a meeting upon the demand of: (a) two directors or one quarter of the directors in office; or (b) the holder or holders of: (i) 5% or more of the Company’s issued share capital and one percent 1% or more of its voting rights; or (ii) 5% or more of the Company’s voting rights. If the Board of Directors does not convene a meeting upon a valid demand of any of the above then the persons who made the demand, and in the case of shareholders, part of such demanding shareholders holding at least half of the voting rights of such demanding shareholders, may convene a meeting of the shareholders to be held within three months of the demand. Alternatively, upon petition by the individuals making the demand, a court may order that a meeting be convened.

The Chairman of the Board of Directors, or any other director or office holder of the Company who may be designated for this purpose by the Board of Directors, shall preside as Chairman at every general meeting of the Company. If there is no such Chairman, or if at any meeting such Chairman is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling to act as Chairman, the members present shall choose someone of their number to be Chairman. The office of Chairman shall not, by itself, entitle the holder thereof to vote at any general meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a shareholder or proxy of a shareholder if, in fact, he is also a shareholder or such proxy).

Pursuant to the Companies Law and the regulations promulgated pursuant to the Companies Law and governing the terms of notice and publication of shareholder meetings of public companies, shareholder meetings generally require prior notice of not less than 21 days, and not less than 35 days in certain cases. Pursuant to the Articles of Association, we are not required to deliver or serve notice of a general meeting or of any adjournments thereof to any shareholder. However, subject to applicable law and stock exchange rules and regulations, we will publicize the convening of a general meeting in any manner reasonably determined by us, and any such publication shall be deemed duly made, given and delivered to all shareholders on the date on which it is first made, posted, filed or published in the manner so determined by us in our sole discretion.

The function of the general meeting is to elect directors, receive and consider the profit and loss account, the balance sheet and the ordinary reports and accounts of the directors and auditors, appoint auditors, approve certain interested party transactions requiring general meeting approval as provided in the Companies Law, approve the Company’s merger, exercise of the powers of the Board of Directors if the Board of Directors is unable to exercise its powers and the exercise of any of its powers is vital for our proper management, approve amendments of our Articles of Association and transact any other business which under our Articles of Association or applicable law may be transacted by the shareholders of the Company in a general meeting.

Under our Articles of Association, the quorum required for a meeting of shareholders consists the presence, in person or by proxy, of at least two shareholders holding shares conferring in the aggregate twenty five percent (25%) or more of the voting power of the Company. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened by the Board of Directors upon the demand of shareholders or upon the demand of less than 50% of the directors then in office or directly by such shareholders or directors, shall be cancelled. If a meeting is otherwise called and no quorum is present within half an hour from the time appointed for such meeting it shall stand adjourned to the same day in the following week at the same time and place or to such other day, time and place as the Chairman of the meeting may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment. At the adjourned meeting, the required quorum consists of any two shareholders.

Subject to the provisions of the Articles of Association, holders of fully paid ordinary shares have one vote for each ordinary share held by such shareholder of record, on all matters submitted to a vote of shareholders. Shareholders may vote in person, by proxy or by proxy card. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. As our ordinary shares do not have cumulative voting rights in the election of directors, the holders of the majority of the shares present and voting at a shareholders meeting generally have the power to elect all of our directors, except the external directors whose election requires a Special Majority.

Unless otherwise prescribed in our Articles of Association and/or under the Companies Law, shareholders resolutions are deemed adopted if approved by the holders of a majority of the voting power represented at the meeting in person, by proxy or by proxy card, and voting on the matter.

Share Ownership Restrictions

The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by the Articles of Association or the laws of the State of Israel, except that citizens of countries that are in a state of war with Israel may not be recognized as owners of ordinary shares.

Transfer of Shares

Our ordinary shares which have been fully paid-up are transferable by submission of a proper instrument of transfer together with the certificate of the shares to be transferred and such other evidence of title, as the Board of Directors may require, unless such transfer is prohibited by another instrument or by applicable securities laws.

Modification of Class Rights

Pursuant to our Articles of Association, if at any time the share capital is divided into different classes of shares, the rights attached to any class, unless otherwise provided by our Articles of Association, may be modified or abrogated by the Company, by shareholders resolution, subject to the requirement that such resolution is also approved by a majority of the holders of the shares of such applicable class, who are present and voting at a separate general meeting of the holders of the shares of such class.

Dividends

Under the Companies law, dividends may be distributed only out of profits available for dividends as determined by the Companies Law, provided that there is no reasonable concern that the distribution will prevent the Company from being able to meet its existing and anticipated obligations when they become due. If the company does not meet the profit requirement, a court may nevertheless allow the company to distribute a dividend, as long as the court is convinced that there is no reasonable concern that such distribution will prevent the company from being able to meet its existing and anticipated obligations when they become due. Pursuant to our Articles of Association, no dividend shall be paid otherwise than out of the profits of the Company. Generally, under the Companies Law, the decision to distribute dividends and the amount to be distributed is made by a company’s board of directors.

Our Articles of Association provide that our Board of Directors, may, subject to the Companies Law, from time to time, declare and cause the Company to pay such dividends as may appear to the Board of Directors to be justified by the profits of our Company. Subject to the rights of the holders of shares with preferential, special or deferred rights that may be authorized in the future, our profits which shall be declared as dividends shall be distributed according to the proportion of the nominal (par) value paid up or credited as paid up on account of the shares held at the date so appointed by the Company and in respect of which such dividend is being paid, without regard to the premium paid in excess of the nominal (par) value, if any. The declaration of dividends does not require Shareholders’ approval.

To date, we have not declared or distributed any dividend and we currently do not intend to pay cash dividends on our ordinary shares in the foreseeable future.

Liquidation Rights

In the event of our winding up or liquidation or dissolution, subject to applicable law, our assets available for distribution among the shareholders shall be distributed to the holders of ordinary shares in proportion to the amount paid up or credited as paid up on account of the nominal value of the shares held by them respectively and in respect of which such distribution is being made, without regard to any premium paid in excess of the nominal value, if any. This liquidation right may be affected by the grant of limited or preferential rights as to liquidation to the holders of a class of shares that may be authorized in the future.

Mergers and Acquisitions under Israeli Law

In general, a merger of a company, that was incorporated before the enactment of the Companies Law, requires the approval of the holders of a majority of 75% of the voting power represented at the annual or special general meeting in person or by proxy or by a written ballot, as shall be permitted, and voting thereon in accordance with the provisions of the Companies Law. However, in accordance with our Articles of Association, a shareholder resolution approving a merger (as defined in the Companies law) of the Company shall be deemed adopted if approved by the holders of a majority of the voting power represented at the meeting in person or by proxy and voting thereon. Upon the request of a creditor of either party of the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be completed unless at least: (i) 50 days have passed from the time that the requisite proposal for the merger has been filed by each party with the Israeli Registrar of Companies; and (ii) 30 days have passed since the merger was approved by the shareholders of each party.

The Companies Law also provides that, an acquisition of shares in a public company must be made by means of a tender offer: (a) if there is no existing shareholder, or a group of shareholders holding shares together, in the company holding shares conferring 25% or more of the voting rights at the general meeting (a “control block”), and as a result of the acquisition the purchaser would become a holder of a control block; or (b) if there is no existing shareholder, or a group of shareholders holding shares together, in the company holding shares conferring 45% or more of the voting rights at the general meeting and as a result of the acquisition the purchaser would become a holder of 45% or more of the voting rights at the general meeting. Notwithstanding, the abovementioned requirements do not apply if the acquisition was: (1) made by way of a private placement that received shareholders’ approval (which includes an explicit approval that the purchaser will become, as a result of such acquisition, a holder of a “control block,” or of 45% or more of the voting power in the company, and unless there is already a holder of a “control block” or of 45% or more of the voting power in the company, respectively); (2) was from a holder of a “control block” in the company and resulted in the acquirer becoming a holder of a “control block”; or (3) was from a holder of 45% or more of the voting power in the company and resulted in the acquirer becoming a holder of 45% or more of the voting power in the company. The tender offer must be extended to all shareholders, but the offeror is not required to purchase more than 5% of the company’s outstanding shares, regardless of how many shares are tendered by shareholders. The tender offer may be consummated only if: (i) at least 5% of the company’s outstanding shares will be acquired by the offeror; and (ii) the number of shares acquired in the offer exceeds the number of shares whose holders objected to the offer.

Under the Companies Law, a person may not acquire shares in a public company if, after the acquisition, the acquirer will hold more than 90% of the shares or more than 90% of any class of shares of that company, unless a tender offer is made to purchase all of the shares or all of the shares of the particular class. The Companies Law also generally provides that as long as a shareholder in a public company holds more than 90% of the company’s shares or of a class of shares, that shareholder shall be precluded from purchasing any additional shares. The full tender offer shall be accepted and all the shares that the acquirer offered to purchase (i.e. all of the shares not owned by the acquirer) will be transferred to it if (i) the shareholders who declined or do not respond to the tender offer hold less than 5% of the company’s outstanding share capital or of the relevant class of shares and the majority of offerees who do not have a personal interest in accepting the tender offer accepted the offer, or (ii) the shareholders who declined or do not respond to the tender offer hold less than 2% of the company’s outstanding share capital or of the relevant class of shares. The Companies Law provides that a shareholder that had his or her shares so transferred, whether he or she accepted the tender offer or not, has the right, within six months from the date of acceptance of the tender offer, to petition the court to determine that the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, the acquirer may provide in its offer that shareholders who accept the tender offer will not be entitled to such rights. If as a result of a full tender offer the acquirer would own 95% or less of the outstanding shares, then the acquirer may not acquire shares that will cause his shareholding to exceed 90% of the outstanding shares.

Furthermore, certain provisions of other Israeli laws may have the effect of delaying, preventing or making more difficult an acquisition of or merger with us; see Item 3. “KEY INFORMATION” - Risk Factors – “Risks Relating to Operations in Israel” - Provisions of Israeli law may delay, prevent or make undesirable an acquisition of all or significant portion of our shares or assets”

Duties of Office Holders and Shareholders

Duties of Office Holders

Fiduciary Duties. The Companies Law imposes a duty of care and a duty of loyalty on all office holders of a company, including directors. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances, and requires office holders to use reasonable means to obtain (i) information regarding the business advisability of a given action brought for the office holders’ approval or performed by the office holders by virtue of their position, and (ii) all other information of importance pertaining to the aforesaid actions. The duty of loyalty includes avoiding any conflict of interest between the office holder’s position in the company and his personal affairs, avoiding any competition with the company, avoiding the exploitation of any business opportunity of the company in order to receive personal advantage for himself or others, and revealing to the company any information or documents relating to the company’s affairs which the office holder has received due to his position as an office holder.

The company may approve an action by an office holder from which the office holder would otherwise have to refrain due to its violation of the office holder’s duty of loyalty if: (i) the office holder acts in good faith and the act or its approval is not to the detriment of the company, and (ii) the office holder discloses the nature of his or her interest in the transaction to the company a reasonable time prior to the company’s approval.

Each person listed in the table included in “Item 6.A. – Directors and Senior Management” of the annual report on Form 20-F is considered an office holder under the Companies Law.

Disclosure of Personal Interests of an Office Holder. The Companies Law requires that an office holder of a company promptly disclose any personal interest that he or she may have, and all related material information and documents known to him or her relating to any existing or proposed transaction by the company. If the transaction is an extraordinary transaction, the office holder must also disclose any personal interest held by the office holder’s spouse, siblings, parents, grandparents, descendants, spouse’s siblings, parents and descendants and the spouses of any of these people, or any corporation in which the office holder: (i) holds at least 5% of the company’s outstanding share capital or voting rights; (ii) is a director or chief executive officer; or (iii) has the right to appoint at least one director or the chief executive officer. An extraordinary transaction is defined as a transaction that is either: (i) not in the ordinary course of business; (ii) not on market terms; or (iii) likely to have a material impact on the company’s profitability, assets or liabilities.

In the case of a transaction which is not an extraordinary transaction, after the office holder complies with the above disclosure requirements, only board approval is required unless the articles of association of the company provide otherwise. The transaction must not be adverse to of the company's interest. If a transaction is an extraordinary transaction, or concerns the terms of office and employment, then, in addition to any approval stipulated by the articles of association, it must also be approved by the company’s audit committee (or with respect to terms of office and employment, by the compensation committee) and then by the board of directors, and, under certain circumstances, by shareholders of the company. Additionally, the board of directors may, from time to time, set criteria for routine/insignificant transactions which are not an extraordinary transaction. A proposed transaction that shall satisfy the criteria for routine/insignificant transactions, shall be deemed as classified as an ordinary transaction by the corporate audit committee and as pre-approved by the board A proposed transaction that shall satisfies the criteria for routine/insignificant transactions, is deemed to be classified as an ordinary transaction by the corporate audit committee and as pre-approved by the board.

A person with a personal interest in any matter may not generally be present at any audit committee, compensation committee or board of directors meeting where such matter is being considered, and if he or she is a member of the committee or a director, he or she may not generally vote on such matter at the applicable meeting.

Duties of Shareholders

Under the Companies Law, a shareholder has a duty to: (i) act in good faith toward the company and other shareholders; and (ii) refrain from abusing his or her power in the company, including, among other things, voting in a general meeting of shareholders with respect to the following matters: (a) any amendment to the articles of association; (b) an increase of the company’s authorized share capital; (c) a merger; or (d) approval of interested party transactions which require shareholders’ approval.

In addition, any controlling shareholder, or any shareholder who knows that it possesses power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the provisions of a company’s articles of association, has the power to appoint or prevent the appointment of an office holder in the company, is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty but states that the remedies generally available upon a breach of contract, will also apply in the event of a breach of the duty of fairness, taking into account such shareholder’s position.